Exhibit 99.1

Company Press Release

February 7, 2025	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 12-week fourth quarter and 52-week fiscal year ended December 28, 2024.

Fourth Quarter Summary:

Compared to the prior year fourth quarter where applicable

•
Net sales(1) decreased 1.6% to $1.111 billion as positive pricing/mix was more than offset by volume declines.
•
Net income increased 20.9% to $43.1 million, representing 3.9% of sales, a 70-basis point increase, primarily due to higher operating income resulting from moderating ingredient costs, optimization of our non-retail business, cost savings initiatives, and a decrease in impairment of assets, partially offset by reduced sales. Adjusted net income(2) increased 8.7% to $46.4 million.
•
Adjusted EBITDA(2) increased 6.3% to $102.4 million, representing 9.2% of net sales, a 70-basis point increase.
•
Diluted EPS increased $0.03 to $0.20. Adjusted diluted EPS(2) increased $0.02 to $0.22.

Fiscal 2024 Summary:

Compared to the prior year where applicable

•
Net sales(1) increased 0.2% to $5.103 billion as positive pricing/mix and the Papa Pita acquisition more than offset volume declines.
•
Net income increased 101% to $248.1 million, representing 4.9% of sales, a 250-basis point increase, primarily due to higher operating income resulting from a decrease in legal settlements and related costs and moderating ingredient costs, and, to a lesser extent, benefits of optimization and cost savings initiatives. Increased workforce-related costs and a higher effective income tax rate partially offset the improvement. Adjusted net income(2) increased 6.0% to $271.6 million.
•
Adjusted EBITDA(2) increased 7.3% to $538.5 million, representing 10.6% of net sales, a 70-basis point increase.
•
Diluted EPS increased $0.59 to $1.17. Adjusted diluted EPS(2) increased $0.08 to $1.28.

Chairman and CEO Remarks:

“Flowers’ strong execution of our portfolio strategy and cost savings initiatives drove fourth quarter and full year 2024 adjusted EPS growth in a difficult economic environment,” said Ryals McMullian, chairman and CEO of Flowers Foods. “Investments in innovation and in-store operations enabled a solid market share performance from our leading brands despite sales results that fell short of expectations. Furthermore, margins benefited from improved pricing and the addition of profitable new accounts in our away-from-home business combined with a positive mix shift toward higher-margin products within branded retail.

“We expect continued strong execution as we navigate a difficult economic environment in 2025. First-half results are expected to benefit from the carryover of new business wins and savings and pricing initiatives, as well as moderating commodity costs. Our outlook for the back half incorporates the lapping of those benefits, commodity cost headwinds, and continued challenging category trends. We are excited about the pending acquisition of Simple Mills, which is expected to be accretive to adjusted EBITDA in 2025, but dilutive to adjusted EPS. The addition of this fast-growing, better-for-you brand is emblematic of our focus on targeting pockets of opportunity within and beyond our existing categories. Our M&A capabilities, combined with the implementation of our portfolio strategy and other actions, gives us continued confidence in our ability to drive future growth consistent with our long-term financial targets.”

For the 53-week Fiscal 2025, the Company Expects:

•
Net sales of approximately $5.403 billion to $5.487 billion, representing 5.9% to 7.5% growth compared to the prior year. Excluding the Simple Mills acquisition, we expect net sales of approximately $5.180 billion to $5.257 billion, representing 1.5% to 3.0% growth compared to the prior year. The partial-year benefit of the Simple Mills acquisition and the 53rd week are expected to contribute $223 million to $230 million and $70 million to $80 million, respectively.
•
Adjusted EBITDA(3) in the range of approximately $560 million to $591 million. Excluding the Simple Mills acquisition, we expect adjusted EBITDA(3) in the range of approximately $526 million to $554 million. The partial-year benefit of the Simple Mills acquisition and the 53rd week are expected to contribute $34 million to $37 million and $5 million to $7 million, respectively.

•
Adjusted diluted EPS(3) in the range of approximately $1.11 to $1.24. Excluding the Simple Mills acquisition, we expect adjusted diluted EPS(3) of $1.18 to $1.28. The partial-year contribution of the Simple Mills acquisition is expected to be ($0.07) to ($0.04), while the 53rd week is expected to contribute approximately $0.02.

The company’s outlook is based on the following assumptions:

•
Depreciation and amortization in the range of $175 million to $185 million.
•
Net interest expense of approximately $60 million to $65 million.
•
An effective tax rate of approximately 25%.
•
Weighted average diluted share count for the year of approximately 212.3 million shares.
•
Capital expenditures in the range of $140 million to $150 million, with $4 million to $6 million related to our enterprise resource planning system upgrade.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12-Week Period Ended	For the 12-Week Period Ended
	December 28, 2024	December 30, 2023
Net income per diluted common share	$0.20	$0.17
Business process improvement costs (recoveries)	NM	0.01
Impairment of assets	NM	0.02
Restructuring charges	—	NM
Acquisition-related costs	0.01	—
Legal settlements and related costs	0.01	—
Pension plan settlement loss	NM	—
Adjusted net income per diluted common share	$0.22	$0.20

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated Fourth Quarter Operating Highlights

Compared to the prior year fourth quarter where applicable

•
Net sales decreased 1.6% to $1.111 billion. Pricing/mix(4) increased 0.9% and volume(5) declined 2.5%.
•
Branded Retail net sales decreased $28.4 million, or 3.9%, to $696.5 million due to unfavorable price/mix resulting from increased promotional activity and volume declines. Pricing/mix(4) declined 1.9% and volume(5) decreased 2.0%, with the cake category more pressured than bread.
•
Other net sales increased $10.5 million, or 2.6%, to $414.6 million due to favorable price/mix from optimizing our non-retail business, most notably in foodservice, partially offset by volume declines concentrated in vending, contract manufacturing, and institutional sales. Pricing/mix(4) rose 5.8% and volume(5) declined 3.2%.
▪
Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 51.2% of net sales, a 90-basis point decrease. These costs decreased as a percentage of net sales mostly due to moderating ingredient costs and optimization of our non-retail business. Lower production volumes and higher workforce-related costs partially offset the overall improvement.
▪
Selling, distribution, and administrative (SD&A) expenses were 40.0% of net sales, a 30-basis point increase. SD&A expenses increased as a percentage of net sales due to higher workforce-related costs, rent expense, and bad debt expense. These items were partially offset by lower distributor distribution fees, and marketing and insurance expenses. Excluding matters affecting comparability, adjusted SD&A(2) was 39.6% of net sales, a 20 basis point increase.
•
Plant closure costs and impairment of assets decreased $5.8 million, primarily related to the impairment of our investment in Base Culture in the prior-year fourth quarter.
•
Depreciation and amortization (D&A) expenses were $36.8 million or 3.3% of net sales, consistent with the prior year period.
•
Net interest expense increased $0.4 million primarily due to lower interest income resulting from decreases in distributor notes receivable outstanding.
•
Net income increased 20.9% to $43.1 million, representing 3.9% of sales, a 70-basis point increase, and diluted EPS increased $0.03 to $0.20. Adjusted net income(2) increased 8.7% to $46.4 million and adjusted diluted EPS(2) increased $0.02 to $0.22.
•
Adjusted EBITDA(2) increased 6.3% to $102.4 million, representing 9.2% of net sales, a 70-basis point increase.

Cash Flow, Capital Allocation, and Capital Return

For fiscal 2024, cash flow from operating activities increased $63.3 million to $412.7 million, capital expenditures increased $3.0 million to $132.1 million, and dividends paid to shareholders increased $7.8 million to $203.0 million. Cash and cash equivalents were $5.0 million at fiscal year end.

(1)
Any reference to sales refers to net sales inclusive of allowances and deductions against gross sales for variable consideration and consideration payable to customers
(2)
Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release. Earnings are net income. EBITDA and Adjusted EBITDA are reconciled to net income.
(3)
No reconciliation of the forecasted range for (i) adjusted EBITDA to net income or (ii) adjusted diluted EPS to diluted EPS for the 53-week Fiscal 2025 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.
(4)
Calculated as (current year period units X change in price per unit) / prior year period net sales dollars
(5)
Calculated as (prior year period price per unit X change in units) / prior year period net sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, Flowers Foods will post pre-recorded management remarks and a supporting slide presentation on the investors page of flowersfoods.com. The company will host a live question and answer webcast at 8:30 a.m. Eastern Time on February 7, 2025, which will be archived on the investors page along with the other related materials.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2024 net sales of $5.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Eric Jacobson, InvestorRelations@flocorp.com

Media Contact: http://flowersfoods.com/contact/

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 30, 2023 (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues and the impacts of tariffs); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our corporate responsibility goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, such as the acquisition of Purposeful Foods Holdings, Inc. (such transaction, the "Simple Mills acquisition", including the risk that we may fail to complete such transaction on the terms contemplated or at all, and/or realize the expected benefits of any transaction, (2) the deployment of new systems (e.g., our enterprise resource planning ("ERP") system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners, and changes to our direct-store-delivery distribution model in California, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended October 5, 2024 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors to increase the investors’ insights about the company’s core operations. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, restructuring activities, certain impairment charges, legal settlements, costs to implement an enterprise resource planning system and enhance bakery digital capabilities (business process improvement costs) to provide investors direct insight into these costs, and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. Adjusted EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan (Amended and Restated Effective May 25, 2023).

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	December 28, 2024	December 30, 2023
Assets
Cash and cash equivalents	$5,005	$22,527
Other current assets	631,242	655,422
Property, plant and equipment, net	964,320	962,981
Right-of-use leases, net	318,785	276,864
Distributor notes receivable (1)	128,199	133,335
Other assets	46,631	40,286
Cost in excess of net tangible assets, net	1,306,265	1,335,538
Total assets	$3,400,447	$3,426,953
Liabilities and Stockholders’ Equity
Current liabilities	$480,079	$611,546
Long-term debt	1,021,644	1,048,144
Right-of-use lease liabilities (2)	322,989	284,501
Other liabilities	165,621	130,980
Stockholders’ equity	1,410,114	1,351,782
Total liabilities and stockholders’ equity	$3,400,447	$3,426,953

(1) Includes current portion of $20,117 and $9,764, respectively.

(2) Includes current portion of $68,524 and $47,606, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$1,111,125	$1,129,027	$5,103,487	$5,090,830
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	568,463	587,719	2,577,220	2,632,136
Selling, distribution, and administrative expenses	444,042	447,905	2,001,052	2,119,718
Restructuring charges	—	226	7,403	7,099
Plant closure costs and impairment of assets	450	6,264	10,310	7,298
Depreciation and amortization expense	36,817	37,016	159,210	151,709
Income from operations	61,353	49,897	348,292	172,870
Other pension cost (benefit)	122	(62)	(273)	(269)
Interest expense, net	4,326	3,885	19,623	16,032
Income before income taxes	56,905	46,074	328,942	157,107
Income tax expense	13,783	10,398	80,826	33,691
Net income	$43,122	$35,676	$248,116	$123,416
Net income per diluted common share	$0.20	$0.17	$1.17	$0.58
Diluted weighted average shares outstanding	212,192	212,309	212,137	213,356

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Cash flows from operating activities:
Net income	$43,122	$35,676	$248,116	$123,416
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	63,149	49,002	245,992	160,816
Changes in assets and liabilities and pension plan contributions	24,023	7,357	(81,444)	65,121
Net cash provided by operating activities	130,294	92,035	412,664	349,353
Cash flows from investing activities:
Purchase of property, plant and equipment	(45,464)	(32,075)	(132,088)	(129,078)
Proceeds from sale of property, plant and equipment	100	34	2,140	2,312
Acquisition of business	—	—	—	(274,755)
Investment in unconsolidated affiliate	—	—	—	(1,981)
Other	(14,363)	(5,236)	(42,721)	(310)
Net cash disbursed for investing activities	(59,727)	(37,277)	(172,669)	(403,812)
Cash flows from financing activities:
Dividends paid	(50,544)	(48,489)	(203,033)	(195,215)
Stock repurchases	—	(14,910)	(22,703)	(45,801)
Net change in debt borrowings	(32,800)	10,000	(27,800)	155,000
Other	2,807	6,607	(3,981)	(2,132)
Net cash disbursed for financing activities	(80,537)	(46,792)	(257,517)	(88,148)
Net (decrease) increase in cash and cash equivalents	(9,970)	7,966	(17,522)	(142,607)
Cash and cash equivalents at beginning of period	14,975	14,561	22,527	165,134
Cash and cash equivalents at end of period	$5,005	$22,527	$5,005	$22,527

Flowers Foods, Inc.

Net Sales by Sales Class and Net Sales Bridge

(000’s omitted)

Net Sales by Sales Class

Net Sales by Sales Class	For the 12-Week Period Ended	For the 12-Week Period Ended
	December 28, 2024	December 30, 2023	$ Change	% Change
Branded Retail	$696,488	$724,852	$(28,364)	(3.9)%
Other	414,637	404,175	10,462	2.6%
Total Net Sales	$1,111,125	$1,129,027	$(17,902)	(1.6)%

Net Sales by Sales Class	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 28, 2024	December 30, 2023	$ Change	% Change
Branded Retail	$3,262,044	$3,264,742	$(2,698)	(0.1)%
Other	1,841,443	1,826,088	15,355	0.8%
Total Net Sales	$5,103,487	$5,090,830	$12,657	0.2%

Net Sales Bridge

For the 12-week period ended December 28, 2024	Branded Retail	Other	Total
Pricing/mix*	(1.9)%	5.8%	0.9%
Volume*	(2.0)%	(3.2)%	(2.5)%
Total percentage point change in net sales	(3.9)%	2.6%	(1.6)%

For the 52-week period ended December 28, 2024	Branded Retail	Other	Total
Pricing/mix^*	0.2%	3.8%	1.8%
Volume*	(0.5)%	(3.1)%	(1.7)%
Acquisition until cycled on February 17, 2024	0.2%	0.1%	0.1%
Total percentage point change in net sales	(0.1)%	0.8%	0.2%

The table above presents certain sales by category that have been reclassified from amounts previously reported to conform to the current period presentation.
^ Includes sales reductions from variable consideration and payments to customers.
* Computations above are calculated as follows (the Total column is consolidated and is not adding the Branded Retail and Other columns):
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Net Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Net Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net income per diluted common share	$0.20	$0.17	$1.17	$0.58
Business process improvement costs (recoveries)	NM	0.01	0.02	0.08
Plant closure costs and impairment of assets	NM	0.02	0.04	0.03
Restructuring charges	—	NM	0.03	0.02
Restructuring-related implementation costs	—	—	0.01	—
Acquisition-related costs	0.01	—	0.01	0.01
Legal settlements and related costs	0.01	—	0.01	0.48
Pension plan settlement loss	NM	—	NM	—
Adjusted net income per diluted common share	$0.22	$0.20	$1.28	$1.20
NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$1,111,125	$1,129,027	$5,103,487	$5,090,830
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	568,463	587,719	2,577,220	2,632,136
Gross margin excluding depreciation and amortization	542,662	541,308	2,526,267	2,458,694
Less depreciation and amortization for production activities	20,252	20,213	87,833	83,145
Gross margin	$522,410	$521,095	$2,438,434	$2,375,549
Depreciation and amortization for production activities	$20,252	$20,213	$87,833	$83,145
Depreciation and amortization for selling, distribution, and administrative activities	16,565	16,803	71,377	68,564
Total depreciation and amortization	$36,817	$37,016	$159,210	$151,709

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Selling, distribution, and administrative expenses (SD&A)	$444,042	$447,905	$2,001,052	$2,119,718
Business process improvement costs (recoveries)	1,250	(2,900)	(4,529)	(21,521)
Restructuring-related implementation costs	—	—	(2,979)	—
Acquisition-related costs	(2,008)	—	(2,008)	(3,712)
Legal settlements and related costs	(2,973)	—	(3,800)	(137,529)
Adjusted SD&A	$440,311	$445,005	$1,987,736	$1,956,956

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net income	$43,122	$35,676	$248,116	$123,416
Income tax expense	13,783	10,398	80,826	33,691
Interest expense, net	4,326	3,885	19,623	16,032
Depreciation and amortization	36,817	37,016	159,210	151,709
EBITDA	98,048	86,975	507,775	324,848
Other pension cost (benefit)	122	(62)	(273)	(269)
Business process improvement costs (recoveries)	(1,250)	2,900	4,529	21,521
Plant closure costs and impairment of assets	450	6,264	10,310	7,298
Restructuring charges	—	226	7,403	7,099
Restructuring-related implementation costs	—	—	2,979	—
Acquisition-related costs	2,008	—	2,008	3,712
Legal settlements and related costs	2,973	—	3,800	137,529
Adjusted EBITDA	$102,351	$96,303	$538,531	$501,738
Net sales	$1,111,125	$1,129,027	$5,103,487	$5,090,830
Adjusted EBITDA margin	9.2%	8.5%	10.6%	9.9%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Income tax expense	$13,783	$10,398	$80,826	$33,691
Tax impact of:
Business process improvement costs (recoveries)	(313)	725	1,132	5,380
Plant closure costs and impairment of assets	112	1,566	2,578	1,825
Restructuring charges	—	57	1,851	1,775
Restructuring-related implementation costs	—	—	745	—
Acquisition-related costs	502	—	502	928
Legal settlements and related costs	743	—	950	34,382
Pension plan settlement loss	60	—	60	—
Adjusted income tax expense	$14,887	$12,746	$88,644	$77,981

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net income	$43,122	$35,676	$248,116	$123,416
Business process improvement costs (recoveries)	(937)	2,175	3,397	16,141
Plant closure costs and impairment of assets	338	4,698	7,732	5,473
Restructuring charges	—	169	5,552	5,324
Restructuring-related implementation costs	—	—	2,234	—
Acquisition-related costs	1,506	—	1,506	2,784
Legal settlements and related costs	2,230	—	2,850	103,147
Pension plan settlement loss	181	—	181	—
Adjusted net income	$46,440	$42,718	$271,568	$256,285